EXHIBIT 10.1

AMENDMENT NO 1 TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement, dated as of February 9, 2007 (the “Principal Agreement”; capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Principal Agreement), between Steven R. Scheyer (the “Executive”) and Ascendia Brands, Inc. (the “Company”) is entered into on this 16th day of May, 2008.

W I T N E S S E T H:

WHEREAS the parties have heretofore entered into the Principal Agreement pursuant to which, inter alia, the Company engaged the Executive to serve as its President and Chief Executive Officer; and

WHEREAS the parties have agreed to amend certain provisions of the Principal Agreement as hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.         Section 3(b) of the Principal Agreement is hereby amended and restated in its entirety to read as follows:

“(b)     For each full Year included in the Term of Employment commencing with the Second Year, the Executive shall be eligible to earn an annual bonus (each, an “Annual Bonus”). The amount of each Annual Bonus shall be determined by the Compensation Committee based on achievement of the annual EBITDA targets (the “EBITDA Targets”). The EBITDA Target for the Second Year shall be $13,653,000; provided, however, such EBITDA Target is subject to amendment by the Compensation Committee based on the restructuring plan developed by Carl Marks Advisory Group LLC (“CMAG”) and approved by the Board. The EBITDA Target for each subsequent full Year shall be determined by the Compensation Committee, after consultation with the Executive, within thirty (30) days following the commencement of such subsequent Year. For each full Year (commencing with the Second Year), (i) if the Company achieves 100% of its EBITDA Target for such Year, the Annual Bonus shall be equal to 100% of Executive’s Base Salary for that Year, (ii) if the Company achieves less than 100% of its EBITDA Target for such Year, the Annual Bonus shall be ratably reduced in an amount equal to 5% of Base Salary for the applicable Year for each 1% below 100% of Target EBITDA (with no Annual Bonus if EBITDA is not greater than 80% of Target EBITDA) and (iii) if the Company achieves more than 100% of its EBITDA Target for such Year, the Annual Bonus shall be ratably increased in an amount equal to 1% of Base Salary for the applicable Year for each 1% above 100% of Target EBITDA, up to a maximum Annual Bonus equal to 150% of Base Salary for such Year. Each Annual Bonus shall be deemed to vest and accrue at the end of the last day of the Year for which it is earned. Each Annual Bonus shall be paid in cash as soon as practicable following the end of the Year for which it is earned, subject to the certification by the Compensation Committee of achievement of the applicable performance goals described in this Section 3(b) and the amount of such Annual Bonus, but in no event later than May 14 of the calendar year in which such Annual Bonus became vested and accrued. In addition, the Compensation Committee, in its discretion and without obligation, may declare and pay the

Executive a bonus for any Year based upon individual or Company performance or other considerations it deems appropriate, whether or not the performance goals described in Section 3(b) are met or exceeded.”

2.         Section 3(d) of the Principal Agreement is hereby amended and restated in its entirety to read as follows:

“(d)     Option. On or prior to June 30, 2008, the Company will grant the Executive an option (the “Option”) to purchase 5,546 shares (the “Option Shares”) of the Company’s Series C-1 Convertible Preferred Stock at an exercise price equal to $1,000.00 per Option Share. The Company’s Series C-1 Convertible Preferred Stock shall be issued pursuant to a Certificate of Designations in the form attached hereto as Exhibit A, which the Company covenants shall be duly approved prior to the issuance of the Option. The Option Shares shall be governed by a stock option agreement containing the terms set forth in Exhibit B hereto and such other reasonable and customary stock option agreement terms not inconsistent with those set forth in Exhibit B hereto. The Executive expressly acknowledges and understands that neither the Option Shares nor the shares of common stock issuable upon conversion thereof (the “Conversion Shares”) have been registered under the Securities Act of 1933, as amended, and that the Company is assuming no obligations hereunder to register the Option Shares or the Conversion Shares, and until such time as such registration has been effected or such shares may be freely transferred under applicable securities laws, the certificates representing such shares shall bear a legend substantially in the following form, in addition to any such legends that may be required by state securities laws:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED.”

3.         Section 4(e) of the Principal Agreement is hereby amended and restated in its entirety to read as follows:

“(e)     Perquisites. Without limiting the foregoing provisions of this Section 4, during the Term of Employment, the Company shall provide the Executive with the following perquisites: (i) exclusive use of an automobile selected by the Executive in Chicago, Illinois, including payment or reimbursement of all associated registration, insurance, fuel and maintenance costs; (ii) first class travel on all international business flights; (iii) use of a furnished Company provided residence in the greater Princeton, New Jersey area; (iv) a full-time executive assistant of the Executive’s choosing located in the Chicago, Illinois area (provided, that, the compensation of such executive assistant is comparable with the compensation of executive assistants for comparably situated companies); and (v) reimbursement for his personal tax preparation expenses that are incurred during the Term of Employment and that are incurred for the initial filing of his personal tax return for the calendar year in which the Term of Employment ends provided that the Executive has not accepted subsequent employment in a senior management or comparable position prior to such initial filing, which provides for a similar benefit.”

4.       Section 5(e) of the Principal Agreement is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding anything expressed to the contrary in this Section 5(e), neither the engagement of CMAG to provide restructuring advisory services, the appointment of a Chief Restructuring Adviser of the Company with the responsibilities and duties forth in Exhibit C, nor the performance by the Chief Restructuring Adviser of the functions provided for in Exhibit C shall constitute “Good Reason” for purposes of this Agreement; provided, however, that any material breach by the Company of any of its obligations under Sections 3 or 4 of the Agreement shall continue to constitute “Good Reason,” regardless of whether or not such material breach results from the performance by the Chief Restructuring Adviser of the functions provided for in Exhibit C.”

5.         Sections 17 and 18 of the Principal Agreement are hereby deleted in their entirety, and the Lock-Up Agreement referenced in Section 18 of the Principal Agreement is hereby terminated by mutual agreement of the Company and the Executive.

6.         The Executive shall pay his own legal fees incurred from and after May 1, 2008 in connection with the negotiation and preparation of this Amendment, including the stock option agreement referenced in Section 3(d). The Company will reimburse the Executive for all reasonable attorneys’ fees incurred by him in connection with the negotiation, performance and preparation of any future amendment to the Principal Agreement, as hereby amended and as it may be amended in the future (as amended, the “Amended Agreement”), addressing issues related to non-performance by the Company of its obligations under the Amended Agreement. Such reimbursement shall be made promptly when and as statements of counsel are submitted to the Company by the Executive.

7.         In connection with the Executive entering into a certain Letter Agreement with Prentice of even date herewith, the Executive hereby waives the right to receive the Annual Bonus for the First Year that was due to be paid to the Executive pursuant to Section 3(b) of the Principal Agreement. Subject to the provisions of Section 5(e) as hereby amended, the Executive agrees that neither the engagement of CMAG to provide restructuring advisory services, the appointment of a Chief Restructuring Adviser of the Company with the responsibilities and duties forth in Exhibit C, nor the performance by the Chief Restructuring Adviser of the functions provided for in Exhibit C shall give rise to any other right or remedy on the part of the Executive under the Principal Agreement.

8.         Except as modified by the Amendment, the Principal Agreement shall remain in full force and effect in accordance with its original terms and conditions.

9.         This Amendment shall be construed in accordance with, and governed by, the laws of he state of New Jersey, as applicable to contracts performed wholly within the state.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed on this 16th day of May, 2008.

Ascendia Brands, Inc.

By: /s/ Andrew Sheldrick

Andrew Sheldrick
General Counsel

Steven R. Scheyer

/s/ Steven R. Scheyer

EXHIBIT A

Certificate of Designations

[See Exhibit 3.1]

EXHIBIT B

Option Terms

The Options will vest and become exercisable as follows: (i) Options on 1,849 Option Shares are fully vested on the date hereof; (ii) Options on 1,848 Option Shares will vest on March 1, 2009; and (iii) Options on 1,849 Option Shares will vest on March 1, 2010, in the case of clauses (ii) and (iii), subject to the Executive’s continuous employment with the Company through the applicable vesting dates. If a Change in Control occurs during the Term of Employment, the Option, to the extent it has not already become exercisable, will immediately become exercisable in full. Except as otherwise expressly set forth herein, the term of the Options shall be ten years.

If the Executive elects to sell Options Shares (or common stock of the Company receivable upon the conversion of Option Shares (“Conversion Shares”)) in any Co-Sale Transaction during the Term of Employment pursuant to the exercise of co-sale rights under that certain letter agreement between Prentice Capital Management, LP, certain affiliates of Prentice Capital Management, LP and the Executive, as amended (the “Co-Sale Rights”) and the number of Option Shares and Conversion Shares he is entitled and has elected to sell in the Co-Sale Transaction pursuant to exercise of the Co-Sale Rights (after giving effect to any shares of common stock and Option Shares then held by him and any Option Shares issuable upon exercise of any then-exercisable portion of the Option) would otherwise be limited by the fact that the Option has not yet become exercisable with respect to some or all of the Option Shares, then the Option will become exercisable with respect to that number of Option Shares (after giving effect to any shares of common stock and Option Shares then held by him and any Option Shares issuable upon exercise of any then-exercisable portion of the Option) that the Executive has elected to sell in the Co-Sale Transaction pursuant to the exercise of the Co-Sale Rights and that the Executive would otherwise not have been entitled to sell in the Co-Sale Transaction pursuant to exercise of the Co-Sale Rights solely by reason of the fact that the Option had not yet become exercisable with respect to those Option Shares. For this purpose, the term “Co-Sale Transaction” means any transaction in which the Executive is entitled to sell Option Shares or Conversion Shares pursuant to exercise of the Co-Sale Rights.

The Executive may elect to exercise the Option (to the extent it has become exercisable) in a cashless net exercise (resulting in delivery of a number of shares having a value equal to the intrinsic value of the Option or portion thereof exercised, less applicable withholding).

In the event of termination of the Term of Employment by the Company other than for Cause, or in the event of termination by the Executive for Good Reason, or by reason of death or Disability of the Executive, the Option will become exercisable to the extent that it would have become exercisable if the Term of Employment had continued until the earlier of the scheduled expiration of the Term of Employment or the first anniversary of the Employment Termination Date, and to the extent so vested, the Option will remain exercisable until the first anniversary of the Employment Termination Date.

For purposes of the Option Agreement, “Change in Control” will be defined as (i) a sale by the Company of substantially all of its assets in one transaction or a series of related

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transactions, (ii) the acquisition by any person, entity, or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who or which is not a direct or indirect owner of the Company’s equity securities as of the Commencement Date, of (x) the power or ability, by contract or otherwise, to appoint a majority of the members of the Board or (y) equity interests in the Company representing over fifty percent (50%) of the voting power in the Company (including voting power exercisable on a contingent or deferred basis as well as immediately exercisable voting power), (iii) a merger or consolidation involving the Company in which holders of the Company’s equity securities immediately before the merger or consolidation do not immediately after the merger or consolidation own over fifty percent (50%) of the voting power in the entity surviving the merger or consolidation (including voting power exercisable on a contingent or deferred basis as well as immediately exercisable voting power), (iv) the dissolution and liquidation of the Company or (v) individuals who, as of May 14, 2008, constitute the entire Board of Directors of the Company (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to May 16, 2008 whose election, or nomination for election by the Company’s stockholders, was approved by (1) a vote of at least a majority of the then Incumbent Directors shall be considered as though such individual was an Incumbent Director or (2) the holders of Class C Convertible Preferred Stock of the Company pursuant to their right to appoint members to the Board of Directors pursuant to the Certificate of Designations shall be considered as though such individual was an Incumbent Director. A series of transactions shall be considered related if they occur within an eighteen (18) month period, but the fact that a series of transactions occurs over a period longer than eighteen (18) months shall not preclude such transactions from being related.

The Option Agreement terms will not give rise to 409A Liability.

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Exhibit C

ASCENDIA BRANDS, Inc.

DELINEATION of RESPONSIBILITIES

CHIEF RESTRUCTURING ADVISER (CRA)

Accountabilities – use best efforts to execute the restructuring plan as approved by the Ascendia Board of Directors, limited to:

1.	Sell Binghamton manufacturing plant
2.	Close or sell Canadian operation
3.	Reduce overall inventory
4.	Reduce Selling, General and Administrative expenses
5.	Assist in successfully gaining approval of restructuring plan by all relevant stakeholders
6.	Develop plans for further cost savings

Reporting – The Chief Restructuring Adviser reports to the Ascendia Board of Directors. The EVP and Chief Operating Officer and the EVP and Chief Financial Officer of the Company will directly report to the Chief Restructuring Adviser during the period of engagement with respect to the responsibilities of the Chief Restructuring Adviser.

Responsibilities – primarily responsible for certain “back office” functions, namely:

1. Decisions regarding:

a)	Binghamton divestiture negotiation strategy and execution;
b)	Oversight of inventory management, including material ordering, product build, disposition of excess and obsolete inventory and SKU rationalization;
c)	Holiday season build; based upon working capital availability, profitability and commitments to customers;
d)	Closing of Canadian operation;
e)	Reduction of Selling, General and Administrative expenses consistent with the Restructuring Plan as approved and amended from time-to-time; and
f)	Such other actions required to achieve the Accountabilities as are specifically approved by the Board of Directors.

2. Cross-Functional coordination to establish and set priorities:

a)	Information flow to effectively project cash and earnings; and
b)	Inventory and order commitments to vendors.

3. Restructuring Strategies and Detailed Execution Planning:

a)	Restructuring plan development, verification, and modification, as necessary, including overhead structure, selective product/SKU discontinuation, etc., in collaboration with CEO;
b)	Communication of ASB restructuring plan to stakeholders, creditors, vendors, and select senior management, including scheduling meetings regarding company’s financial position and outlook; and
c)	Expense control, discontinuation of non-essential spending, and cost reduction.

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